Exhibit 11

               Motorola, Inc. and Consolidated Subsidiaries
              Primary and Fully Diluted Earnings Per Common
                       and Common Equivalent Share
        Three Months Ended September 28, 1996 and September 30, 1995
                  (In millions, except per share amounts)


                                                Three Months Ended
                                               Sept. 28,  Sept. 30,
                                                 1996       1995

Net Income                                      $   206    $   496
Add:
Interest on Zero coupon notes due 2009
    and 2013, net of tax and effect of
    executive incentive and employee
    profit sharing plans                              1          1
Adjusted net income                             $   207    $   497

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding        592.2      589.3
Common equivalent shares:
    Stock options                                  10.2       13.1
    Zero coupon notes due 2009 and 2013             6.6        7.2
Common and common equivalent
    shares - primary (in millions)                609.0      609.6

Net earnings per share - primary                $   .34    $   .81

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY DILUTED:

Weighted average common shares outstanding        592.2      589.3
Common equivalent shares:
    Stock options                                  10.3       14.6
    Zero coupon notes due 2009 and 2013             6.6        7.2
Common and common equivalent
    shares - fully diluted (in millions)          609.1      611.1

Net earnings per share - fully diluted          $   .34    $   .81